                                                                    EXHIBIT 99.1



July 13, 1998





Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

We were previously the independent accountants for Swisher International, Inc. On February 20, 1988, we resigned as independent accountants of Swisher International, Inc. (hereinafter "Swisher" or "Company").

We have read Swisher's statements included under Item 9 of its Form 10-KSB dated June 30, 1998, and we agree with such statements, except for the following:

      - We have no basis to conclude on the Company's use of the term "unexpectedly" in the first sentence of paragraph one.

      - We disagree with the last sentence of paragraph one. Our March 11, 1998 letter to the Swisher Board of Directors, which was included in the Company's Form 8-K dated March 11, 1998, sets forth our reasons for the withdrawal of our report on the Company's 1996 financial statements. These reasons are summarized as follows: (i) our conclusion that we were no longer able to rely on management's representations, (ii) the existence of significant unresolved accounting matters relating to the Company's financial statements as of and for the years ended October 31, 1997 and 1996 (as summarized in paragraph two of Item 9 of the Company's Form 10-KSB for the year ended October 31, 1997), and (iii) the threat of litigation against McGladrey, as evidenced in a letter to McGladrey from the Company's General Counsel dated February 27, 1998, thus impeding our further investigative efforts and impairing our independence with respect to Swisher.

      - We have no basis to conclude on the Company's comments in the last two paragraphs of Item 9.



                                          /s/ McGladrey & Pullen, LLP
                                          -------------------------------------
                                          McGLADREY & PULLEN, LLP